Exhibit 18

Calculation of Filing Fee Tables

Form N-14
(Form Type)

Golub Capital BDC, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(a)	110,000,000	(1)	N/A	$1,617,000,000	(2)	0.00014760	$238,669.20	--	--	--	--
Fees Previously Paid	--	--	--	--		--	--		--	--	--	--	--	--
		Total Offering Amount					$1,617,000,000			$238,669.20
		Total Fees Previously Paid								$--
		Total Fee Offsets								$0.00
		Net Fee Due								$238,669.20

(1)	The number of shares to be registered represents the maximum number of shares of the Registrant’s common stock estimated to be issuable pursuant to the merger agreement described in the enclosed document. Pursuant to Rule 416, this registration statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is equal to: (1) $14.70, the book value per share of common stock of Golub Capital BDC 3, Inc. (the securities to be cancelled in the mergers), multiplied by (2) 110,000,000, the maximum number of shares of common stock of Golub Capital BDC 3, Inc. that may be exchanged for shares of the Registrant’s common stock in accordance with the terms of the merger agreement.